Exhibit A-1

AUTHORIZATION

INVESTMENT MANAGERS SERIES TRUST

I, Maureen Quill, do hereby certify that I am the President of Investment Managers Series Trust (“IMST”). I further certify that the following resolutions were duly adopted by the trustees of IMST and that such resolutions have not been revoked, modified, rescinded, or amended and are in full force and effect:

RESOLVED, that the officers of IMST be, and they hereby are, authorized to prepare or cause to be prepared, execute, and file with the SEC, an application, and any amendments thereto (the “Exemptive Application”), for an order pursuant to Sections 6(c) and 17(b) of the Act, exempting IMST from certain provisions of the Act as described in the Exemptive Application, to permit certain existing and future series of IMST (and affiliated investment companies) to offer classes of exchange-traded shares in addition to classes of mutual fund shares; and

FURTHER RESOLVED, that the officers of IMST be, and they hereby are, authorized to take any and all actions that each of them, in his or her sole discretion, deems necessary and appropriate to carry out the intent and accomplish the purpose of the foregoing resolution.

IN WITNESS WHEREOF, I have hereunder subscribed my name to this Certificate as of this 27th day of October, 2025.

By:	/s/ Maureen Quill
Name: Maureen Quill
Title: President

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Exhibit A-2

AUTHORIZATION

EURO PACIFIC ASSET MANAGEMENT, LLC

I, James Nelson, do hereby certify that I am the Managing Member of Euro Pacific Asset Management, LLC (“Advisor”). I further certify that the following resolutions were duly adopted under appropriate authority on behalf of the general partner of the Advisor and that such resolutions have not been revoked, modified, rescinded, or amended and are in full force and effect:

RESOLVED, that the officers of the Advisor be, and each of them hereby is, authorized and instructed to prepare, or to cause to be prepared, and to execute and file with the SEC, in consultation with counsel, an application, and any amendments thereto, for an order pursuant to Sections 6(c) and 17(b) of the Investment Company Act of 1940 (“Act”) granting exemptions from certain provisions of the Act to permit open-end investment companies registered under the Act and advised by the Advisor (or its affiliates) to offer classes of exchange-traded shares in addition to classes of mutual fund shares; and

FURTHER RESOLVED, that the officers of the Advisor be, and each of them hereby is, authorized and instructed to take any and all actions that each of them, in his or her sole discretion, deems necessary and appropriate to carry out the intent and accomplish the purpose of the foregoing resolution.

IN WITNESS WHEREOF, I have hereunder subscribed my name to this Certificate as of this 27th day of October, 2025.

By:	/s/ James Nelson
Name: James Nelson
Title: Managing Member

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